EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-46108, 333-57896, 333-87164, and 333-106189) pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Sirenza Microdevices, Inc., and in the Registration Statements (Form S-3 Nos. 333-106706, 333-112376 and 333-112382) of Sirenza Microdevices, Inc., of our report dated January 21, 2004 with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

San Jose, California

March 23, 2004